EXHIBIT 12.2

                          UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
                                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                        For the Three Months
                                                                                          Ended March 31,
                                                                                   -------------------------------
Millions of dollars                                                                     2003                 2002
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Earnings from continuing operations                                                    $ 225                 $ 30
Provision for income taxes                                                               170                   43
Minority Interests                                                                         2                    1
Distributions greater than earnings from equity investments                              (11)                  18
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         Earnings subtotal                                                               386                   92
Fixed charges included in earnings:
   Interest expense                                                                       38                   51
   Interest portion of rentals                                                             6                    5
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         Fixed charges subtotal                                                           44                   56
Earnings from continuing operations
   available before fixed charges                                                      $ 430                $ 148
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Fixed charges:
   Fixed charges included in earnings                                                   $ 44                 $ 56
   Capitalized interest                                                                   16                    9
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         Total fixed charges                                                            $ 60                 $ 65
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Ratio of earnings from operations
   to fixed charges                                                                      7.2                  2.3
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(a)  Includes pre-tax Impairment of:                                                       -                    -
The ratio of earnings, excluding impairment, to fixed charges would be:                  7.2                  2.3

(b)  Calculated as one-third of operating rental expense.